Exhibit 10.2

August 2, 2022

Via E-Mail

Jacques Tortoroli

[***]

Re: Amendment to Offer of Employment with Charlotte’s Web Holdings, Inc.

Dear Jacques,

This letter serves as an amendment (“Amendment”) to your offer of employment from Charlotte’s Web Holdings, Inc. (the “Company”), dated December 16, 2021 (the “Offer Letter”). Provided that you timely sign and return a copy of this Amendment to me, this Amendment shall be effective as of August 2, 2022 (the “Effective Date”). Except as expressly set forth in this Amendment, all other terms and conditions of your Offer Letter remain in full force and effect, as if expressly stated herein.

1.	Base Salary. Section 4 of your Offer Letter shall be amended such that your Base Salary shall be: (a) commencing on the Effective Date and ending on December 31, 2023, Three Hundred Fifty Thousand Dollars ($350,0000) per year; and (b) commencing on January 1, 2024, Four Hundred Twenty-Five Thousand Dollars ($425,0000) per year. For the avoidance of doubt, your Base Salary shall be pro-rated for any partial years worked and continue to be payable in accordance with the Company’s standard payroll practices and procedures, less applicable withholdings and deductions.

2.	Restricted Stock Award. Subject to the approval of the Company’s Board of Directors, the Company will award you a one-time equity grant (the “Restricted Stock Award”) consisting of Eight Hundred Fifty Thousand (850,000) restricted stock units (“RSUs”). The Restricted Stock Award shall be issued under and subject in all respects to the terms and conditions of the Company’s 2018 Long-Term Incentive Plan (the “Plan”) and restricted stock award agreement (“Award Agreement”), which you will be required to execute as a condition of your receipt of the Restricted Stock Award. The Restricted Stock Award shall vest as follows: (a) 50% of the RSUs shall vest on December 31, 2022; and (b) 50% of RSUs shall vest on December 31, 2023. Such vesting shall be subject to your continuous service on each applicable vesting date, as described in the Plan and Award Agreement.

Nothing contained herein is intended to or shall in any way alter the nature of your employment status as an at-will employee. Please confirm your understanding and acceptance of this Amendment by signing and returning one copy of this Amendment to me by August 2, 2022.

We look forward to a mutual collaboration and to your continued contribution in developing the Company’s business. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Stephen Rogers

Stephen Rogers

Senior Vice President, General Counsel/Corporate Counsel

On behalf of Charlotte’s Web Holdings, Inc.

[***] Indicates material that has been excluded from this Exhibit 10.2 because it is not material.

Accepted and Agreed:

/s/ Jacques Tortoroli

Jacques Tortoroli                                                                                                  Date August 2, 2022